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                                                                     Exhibit 8.1

                        [LETTERHEAD OF LATHAM & WATKINS]


                                December 13, 2002



Hyseq, Inc.
670 Alamanor Avenue
Sunnyvale, California 94085

      RE:   AGREEMENT AND PLAN OF MERGER BY AND AMONG HYSEQ, INC., VERTICAL
MERGER CORP., AND VARIAGENICS, INC. DATED AS OF NOVEMBER 9, 2002

Ladies and Gentlemen:

            We have acted as counsel to Hyseq, Inc., a Nevada corporation ("Parent"), and Vertical Merger Corp., a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of Parent, in connection with the proposed merger (the "Merger") of Merger Sub with and into Variagenics, Inc., a Delaware corporation (the "Company"), and immediately following the Merger, the merger of the Company with and into Parent (the "Short Form Merger") (together with the Merger, the "Transaction"), pursuant to an Agreement and Plan of Merger by and among Parent, Merger Sub, and the Company dated as of November 9, 2002 (the "Merger Agreement"). This opinion is being delivered in connection with Parent's Registration Statement on Form S-4 relating to the proposed Transaction pursuant to the Merger Agreement (the "Registration Statement") to which this opinion appears as an exhibit. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

            In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any Exhibits, Annexes and Schedules thereto), (ii) the Registration Statement, (iii) representations by Parent and Merger Sub and the Company in their respective letters which will be delivered to us at the time of the Closing (the "Representation Letters"), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

            In addition, we have assumed, with your consent, that:

            1. Original documents (including signatures) are authentic and documents submitted to us as copies conform to the original documents;

            2.    The Transaction will be consummated in the manner
            contemplated by, and in accordance with the provisions of, the
            Merger Agreement and the Registration Statement, and the Merger
            will be effective under the laws of the State of Delaware;
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            3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

            4. Any statements made in any of the documents referred to herein "to the knowledge of" or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and

            5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.

            Based upon and subject to the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that, as of the date hereof, the information in the Registration Statement set forth under the caption "THE MERGER - Material United States Federal Income Tax Consequences of the Transaction," to the extent that it constitutes matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, is correct in all material respects.

            In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

            1. This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

            2. No opinion is expressed as to any transaction other than the Transaction as described in the Merger Agreement, or to any transaction whatsoever, including the Transaction, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.
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            This opinion is rendered to you in connection with Parent's filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose without our express written permission. In addition, this opinion letter may not be relied upon by or furnished to any other person, firm, corporation or entity without our prior written consent, provided however, that Company stockholders who exchange their Company stock for Parent stock pursuant to the Transaction may rely on this opinion. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions "Material United States Federal Income Tax Consequences of the Transaction" and "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                       Very truly yours,




                                       /s/ Latham & Watkins